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                                                                  EXHIBIT 99.01

                            HOLLINGER INC. (Canada)

                      HOLLINGER INTERNATIONAL INC. (U.S.)

                                 PRESS RELEASE

     Toronto, Canada, July 15, 1997 - Hollinger Inc. ("Hollinger") (TSE, MSE,
VSE: HLG; Nasdaq: HLGRF) and Hollinger International Inc. (NYSE: HLR) (the "Company") announce that on July 14, 1997 the Company received a Notice of Motion and Verified Complaint filed on behalf of one individual who owns shares of Class A Common Stock and Series B Convertible Preferred Stock of the Company and who is seeking to be certified as representative of a class of plaintiffs. The complaint arises out of matters to be voted on at a special meeting of the stockholders of the Company scheduled for July 21, 1997 (the "July Meeting"). The complaint also names as defendants Hollinger Inc. and the directors of the Company and seeks injunctive and monetary relief based on (i) alleged violations of the provision of the Delaware General Corporation Law requiring a class vote of the Company's Preferred Stock in connection with a proposed increase of the total authorized Preferred Stock, and (ii) alleged breaches by Hollinger Inc. and the Company's directors of their fiduciary duties in connection with the July Meeting and in connection with certain intercompany stock exchanges described in the Proxy Statement.

     The purpose of the July Meeting is to authorize the issuance of securities as required by agreements entered into on the closing of the acquisition of certain Canadian newspaper assets announced by the Company on April 18, 1997, to authorize the issuance of Class A common shares upon the exchange of Hollinger Canadian Publishing Holdings Inc. ("HCPH") Special Shares to be issued in connection with the recent HCPH take-over bid for Southam Inc. and to approve an increase in the Company's authorized preferred stock.

     The Company is reviewing the complaint and will respond accordingly.

     Hollinger is a Canadian-based international newspaper company that, directly and through its subsidiaries and associated companies, is engaged primarily in the publishing, printing and distribution of newspapers and magazines in the United Kingdom, the United States, Canada and Israel. Hollinger holds 51.2% of the equity shares and 77.7% of the voting power in Hollinger International.
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     Hollinger International, through its subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among the 163 paid daily newspapers that the Company wholly owns or has an interest in are the Chicago Sun-Times, The Daily Telegraph (London) and The Ottawa Citizen. These 163 newspapers have a world-wide daily combined circulation of approximately 4,451,000. In addition, the Company owns or has an interest in 441 non-daily newspapers as well as magazines and other publications.


For information please call:

Peter Y. Atkinson                       Kenneth L. Serota
Vice-President                          Vice-President, Law and Finance
  and General Counsel                     and Secretary
Hollinger Inc. and                      Hollinger International Inc.
Vice-President                          (312) 321-2206
Hollinger International Inc.
(416) 363-8721


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